Exhibit 99.1

GREENMAN
TECHNOLOGIES
www.greenman.biz
News Release
FOR IMMEDIATE RELEASE
Contacts:    Chuck Coppa, CFO or Lyle Jensen, CEO
GreenMan Technologies, 781-224-2411

GreenMan Technologies Completes Divestiture of Its Tire Recycling Operations
For Approximately $27.5 Million In Cash

- Company to Focus on Recycled Products, Renewable Fuels, Alternative Energy
and Other Green Technologies-

SAVAGE, Minnesota –November 18, 2008-- GreenMan Technologies, Inc. (OTCBB: GMTI), today announced that it has completed the divestiture of substantially all of the assets of its two wholly owned subsidiaries, GreenMan Technologies of Minnesota, Inc. and GreenMan Technologies of Iowa, Inc. to Liberty Tire Services of Ohio, LLC, a wholly-owned subsidiary of Liberty Tire Services, LLC for approximately $27.5 million in cash.

The sale of the tire recycling business subsidiaries enables GreenMan to focus on growth opportunities for its remaining subsidiaries, Welch Products and GreenMan Renewable Fuel and Alternative Energy, Inc.  Welch Products specializes in design, product development, and manufacturing of environmentally responsible products using recycled materials, primarily recycled rubber. GreenMan Renewable Fuel and Alternative Energy, Inc.’s primary objective is to pursue licenses, joint-ventures, acquisitions and long-term contracts focused on the commercialization of existing and late-stage development products and processes in green-based technologies including renewable fuels and alternative energy. GreenMan used approximately $16 million of the proceeds of this sale to retire certain related obligations including approximately $12.8 million due its primary secured lender, Laurus Master Fund, Ltd under a June 2006 credit facility, and will have approximately $7 million of available cash after estimated transaction related income taxes and other costs.

Lyle Jensen, GreenMan’s President and Chief Executive Officer stated, “During the past year we have been shifting our focus to better capitalize on the opportunities we’ve seen in the development of recycled products and other green-based technologies. Our team at Welch Products has made great progress forming partnerships with several states to promote the design and construction of safe, environmentally sound and ADA compliant recreational areas and playgrounds. We are enthusiastic about the strides that have been made in the area of renewable energy and clean-tech technologies and look forward to further pursuing this new direction for GreenMan.”

About GreenMan Technologies
GreenMan Technologies pursues technological processes and unique marketing programs to transform recycled materials into innovative recycled products, renewable fuel and alternative energy. Through GreenMan’s subsidiary, Welch Products, the company develops and markets branded products and services that provide schools and other political subdivisions viable solutions for safety, compliance, and accessibility. The Company’s other subsidiary, GreenMan Renewable Fuel and Alternative Energy pursues opportunities focused on the commercialization of products and processes derived from green-based technologies.  To learn more about all of the companies, please visit the following websites: www.welchproducts.com;  www.nssi-usa.com; www.playtribe.com

"Safe Harbor" Statement: Under the Private Securities Litigation Reform Act
With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not be able to secure the financing necessary to return to sustained profitability, our ability to successfully integrate our Welch Products acquisition and realize the anticipated benefits, the possibility that we may not realize the benefits of product acceptance, economic, competitive, governmental, seasonal, management, technological and/or other factors outside the control of the Company, which are detailed from time to time in the Company's SEC reports, including the Quarterly Report on Form 10-QSB for the fiscal period ended June 30, 2008.  The Company disclaims any intent or obligation to update these "forward-looking" statements.